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                                  Exhibit 5.1

                              October 20, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Vitalink Pharmacy Services, Inc.
          Registration Statement on Form S-3
          ----------------------------------

Ladies and Gentlemen:

     I have acted as general counsel to Vitalink Pharmacy Services, Inc. (the "Company") in connection with the preparation of the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), concurrently herewith. The Registration Statement relates to the registration under the Securities Act of 351,318 shares (the "Shares") of the Company's Common Stock, par value $.01 per share.

     In connection with rendering the opinion set forth below, I have reviewed the records of the Company, the minutes of the meetings of the Shareholders and directors of the Company, and such other records and documents as were necessary in my judgment to so render the opinion set forth below.

     Based upon the foregoing, I am of the opinion that:

     1. The Company was duly incorporated and is validly existing under the laws of the State of Delaware.

     2. The Shares have been validly and issued, are fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement referred to above.


                           Very truly yours,


                           /s/ Robert W. Horner III
                           -----------------------------------------
                           Robert W. Horner III
                           Secretary and General Counsel